Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Note: Unless otherwise noted, the Registrant owns 100% of the equity interest in each of the subsidiaries.

INCORPORATED OR ORGANIZED IN MINNESOTA

RCC Atlantic, Inc.
RCC Atlantic Long Distance, Inc.
RCC Atlantic Licenses, LLC
RCC Minnesota, Inc.
RCC Network, Inc.
RCC Paging, Inc.
RCC Holdings, Inc.
RCC Transport, Inc.
Wireless Alliance, LLC (Registrant has a 70% interest in this entity)
TLA Spectrum, LLC
RGI Group, Inc.

INCORPORATED OR ORGANIZED IN DELAWARE

BMCT Equipment Company, LLC
Ferry Equipment Company, LLC

INCORPORATED OR ORGANIZED IN VERMONT

Alexandria Indemnity, Inc.